As filed with the Securities and Exchange Commission on ____________, 2002

                                                      Registration No. 333______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                                  --------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                                  ---------------

                        SINO PHARMACEUTICALS CORPORATION
             (Exact name of Registrant as specified in its charter)


                  Wyoming                                 86-0972559
      (State or other jurisdiction of                   (IRS Employer
       incorporation or organization)                Identification Number)

                                    Unit 152
                                11782 River Road
                    Richmond, British Columbia V6X1Z7, Canada
                                 (604) 303-9180
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 ---------------

                                 Mahmoud S. Aziz
                        Sino Pharmaceuticals Corporation
                                    Unit 152
                                11782 River Road
                    Richmond, British Columbia V6X1Z7, Canada
                                 (604) 303-9180
                (Name, address, including zip code, and telephone
                number, including area code, of agent for service
                                   of service)
                                 ---------------

                                 With copies to:
                           Christian J. Hoffmann, III
                        Quarles & Brady Streich Lang, LLP
                             2 North Central Avenue
                           Phoenix, Arizona 85004-2391
                                 (602) 229-5200
                                 ---------------

Approximate  date of  commencement of proposed sale of the securities to public:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                                  ---------------

                         CALCULATION OF REGISTRATION FEE
---------------------------- --------------------- --------------------------- ---------------------------- ------------------
  Title of Each Class of         Amount to be      Proposed Maximum Offering   Proposed Maximum Aggregate       Amount of
 Security to be Registered        Registered               Price (1)               Offering Price (1)       Registration Fee
---------------------------- --------------------- --------------------------- ---------------------------- ------------------
Common  Stock,   $.001  par     750,000 shares                $.90                      $675,000                 $62.00
value (1)
---------------------------- --------------------- --------------------------- ---------------------------- ------------------

(1)      Estimated for purpose of calculating registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        SINO PHARMACEUTICALs CORPORATION

                         750,000 Shares of Common Stock



         This Prospectus covers the sale of 750,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of Sino Pharmaceuticals Corporation., a Wyoming corporation (the "Company"), offered by certain selling shareholders (the "Selling Shareholders"). The Shares of the Selling Shareholders were acquired as follows: (i) 250,000 Shares issued to the original shareholders of the Company and (ii) 500,000 Shares issued to the shareholders of Sino Pharmaceutical Corporation, a Nevada corporation ("SPC"), in connection with the Company's acquisition of SPC. The Company will not receive any of the proceeds from the sale of any of the Shares registered in this offering. See "Selling Shareholders."

         The Selling Shareholders may offer the Shares from time to time in one or more transactions in any public market that develops, if any, at market prices prevailing at the time of the sale, at prices relating to such prevailing market prices, or at negotiated prices, without payment of any underwriting discounts or commissions except for usual or customary selling commissions paid to brokers or dealers. The Company's Common Stock is not currently listed or quoted on any market or quotation medium or system. See "Plan of Distribution."

                                 ---------------

         The Securities offered hereby involve a high degree of risk. See "Risk Factors and Investment Considerations" on page ____ for a discussion of certain risks related to an investment in the Shares.

                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              The date of this Prospectus is February ____, 2002

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Suite 1400, and Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.



                           INCORPORATION BY REFERENCE

         The Company hereby undertakes to provide without charge to each person, including a beneficial owner, to whom a Prospectus is delivered upon written or oral request of each person, a copy of any document incorporated herein by reference, (not including exhibits to the document that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to: President, Sino Pharmaceuticals Corporation, Unit 152, 11782 River Road Richmond, British Columbia V6X1Z7, Canada; telephone (604) 303-9180.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this Prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire Prospectus, the financial statements and all exhibits and documents referred to therein. See "Risk Factors."

                                   The Company

         Unless the context requires otherwise, all references to "we," "our," or "us" or the "Company" are to Sino Pharmaceuticals Corporation, originally incorporated in the State of Wyoming in 1997 and its subsidiary, Sino Pharmaceuticals Corporation, a Nevada corporation ("SPC").

         On October 12, 2001 we entered into a Stock Purchase Agreement, which was subsequently amended by an Amended and Restated Stock Purchase Agreement, dated as of January 28, 2002 (the "Agreement"), with SPC and its shareholders to acquire all of the issued and outstanding capital stock of SPC (the "Acquisition"). As a result of the Acquisition, we issued to each shareholder of SPC nine and three-quarters (9.75) shares of our Common Stock for each share of SPC Common Stock that the shareholder owned, for a total of 9,750,000 shares. Prior to the Acquisition we effected a one for four reverse stock split, and thus had 250,000 shares of our $.001 par value Common Stock outstanding before we issued the additional shares in connection with the Acquisition.

         On December 28, 2001, we filed Articles of Amendment to amend and restate our Articles of Incorporation to change our name from Unimann, Inc. to Sino Pharmaceuticals Corporation.

Summary of Our Business

         Our wholly owned subsidiary, SPC, was formed in Nevada in May 2001 and acquired a 70% ownership interest in Qingdao Haier Pharmaceutical Co., Ltd. ("Qingdao Haier" or "QHP") in that month. Qingdao Haier was formed on November 24, 1994 as a wholly owned subsidiary of The Haier Group, one of the largest business conglomerates in China with revenues exceeding U.S. $5 billion in 2000. QHP is the sole business of SPC and, therefore, unless the context otherwise indicates, references to our business are to the business of QHP that we own and operate through SPC.

         We manufacture both therapeutic pharmaceuticals and Chinese nutraceuticals, which essentially are herbal supplements. We manufacture and distribute eleven products in China and we are seeking regulatory approval from the Chinese State Drug Authority ("SDA") for five new products. In addition, we have six new pharmaceutical and nutraceutical products that are currently in our late stage development pipeline. Our pharmaceutical products are designed to treat and prevent osteoporosis, chronic gastritis, diabetes and cancer. Our nutraceutical products are designed to boost immunity and treat and prevent premenstrual syndrome, liver disease and insomnia, among other items. All of our drugs are marketed under the "Haier" brand name. Our customers are located throughout all the provinces of China. We market our products through our retail sales and distribution network in hospitals, pharmacies and supermarkets.

         Since our incorporation in 1997 and until the Acquisition, we had not engaged in any operations other than organizational matters. We were formed specifically to be a "blank check" or "clean public shell" corporation for the purpose of either merging with or acquiring an operating company with operating history assets. We were an inactive publicly registered shell corporation and had no significant assets or operations until we acquired SPC. We have not been involved in any litigation nor have we had any regulatory problems or business failures. We are not traded on any public market and have never paid dividends. As of December 31, 2001 we had 25 shareholders of record.

         We maintain our principal executive offices at Unit 152, 11782 River Road, Richmond, British Columbia V6X1Z7, Canada and our telephone number is
(604) 303-9180.


                             Summary of the Offering

Securities Offered........................................   750,000 shares of Common Stock, $.001 par value

Capital Stock Outstanding

     Common Stock outstanding prior to and after
     Offering.............................................   10,000,000 shares (1)

Proposed OTC Bulletin Board Symbol........................   Common Stock: "SINO"


Use of Proceeds...........................................   The Company  will not receive  any  proceeds  from the
                                                             sale of the Shares by the  Selling  Shareholders.  See
                                                             "Use of Proceeds."

Plan of Distribution......................................   The  Shares  offered  hereby  may be sold from time to
                                                             time by certain  Selling  Shareholders.  These  Shares
                                                             may be  offered  from  time  to  time  in one or  more
                                                             transactions  on the OTC Bulletin  Board or any public
                                                             market on which the  Company's  Common Stock trades at
                                                             market  prices  prevailing at the time of the sale, at
                                                             prices related to such  prevailing  market prices,  or
                                                             at negotiated prices.

                                                             The  Company  is  paying  all  of  the   expenses  in
                                                             connection  with the  preparation of this  Prospectus
                                                             and the related Registration Statement,  estimated at
                                                             $35,000.  See  "Selling  Shareholders"  and  "Plan of
                                                             Distribution."

Risk Factors..............................................   This  offering  involves  a high  degree of risk.  See
                                                             "Risk Factors and Investment Considerations."




--------------------

(1)  Indicates shares of Common Stock outstanding at December 31, 2001.

                             Summary Financial Data

         The following table summarizes certain selected financial data and unaudited data of the Company and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. The pro forma consolidated statement of operations data and the pro forma consolidated balance sheet data give effect to the acquisition of SPC. The pro forma consolidated statement of operations data give effect to such events as if they had occurred as of the first day of the periods presented and the pro forma consolidated balance sheet data are presented as if such events had occurred on the balance sheet date. See "Business" and The Company's Consolidated Financial Statements.

                                                        Sino Pharmaceutical Corporation

                                                     (in thousands, except per share date)
                                                 Year Ended                              Nine Months Ended
                                                December 31,                               September 30,
                                  ---------------------------------------   ----------------------------
                                            1999                2000                 2000                 2001
                                    ------------------    ---------------   --------------------    ----------
                                                                                             (Unaudited)
Statement of                                                    Pro                                      Pro
Operation Data:                           Actual              Forma(1)              Actual              Forma(1)
---------------                   ---------------------  -----------------  ---------------------  -------------
Net sales                         $          --          $           7,615  $           --         $      5,921
Cost of sales                                --                      1,768              --                1,179
Operating expenses                            3                      8,846              19                4,918
Operating income (loss)                     (3)                          1             (19)                (196)
Other income (expense)                       --                        (64)             --                   --
Minority Interest                            --                         14              --                   35
Income taxes                                 --                        (35)             --                   --
Net (loss) attributable
  to common stockholders                    (3)                        (81)            (19)                (161)
Basic & Diluted
  (loss) per share                $         --           $           (0.01) $        (0.02)         $     (0.02)
Weighted average number of
  shares outstanding                  1,000,000                 10,000,000       1,000,000           10,000,000


                                 (in thousands)
                                Nine Months Ended
                               September 30, 2001
                                   (Unaudited)

Balance Sheet Data:                      Actual                 Pro Forma(1)
----------------------------        -----------------

Working capital                     $            (18)                $   (18)
Total assets                                      --                   9,000
Short-term debt                                   --                   9,000
Long-term debt                                    --                      --
Total stockholders' equity          $            (18)                    (18)

--------------------

         (1) The pro forma figures for the year ended December 31, 2000 include the operating results of SPC for its fiscal year ended December 31, 2000 and the operating results of the Company for its fiscal year ended December 31, 2000.

         RISK FACTORS AND INVESTMENT CONSIDERATIONS

         Investment in us involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this Prospectus the following factors should be carefully considered by anyone purchasing the securities offered by this Prospectus.

Risks of the Company

Risks Relating to our Business

No History of Profitable Operations

         On a pro forma basis, for the nine months ended September 30, 2001, and year ended December 31, 2000, we had revenues of approximately $5,921,000 and $7,615,000, respectively, and losses of $161,000 and
         $81,000, respectively. Due to our plans to develop and market additional products and expand our customer base, it anticipates that we will have further operating losses for the immediate future.

Need for Additional Capital
to Complete QHP Acquisition

         SPC executed promissory notes in the total principal amount of $9.0 million to acquire QHP. Such notes were due in November 2001, but the holders agreed to an extension of the maturity date of the notes to April 30, 2002. We must raise additional capital in order to pay the notes in full before such date or we will forfeit our ownership interest in QHP. In such case, we would not have any significant assets and our current shareholders will have suffered significant dilution of their ownership interest in us. A principal reason for SPC and its shareholders entering into the Acquisition transaction with us is that they believe it will assist in raising such capital to retire the SPC notes. We intend to make a private placement of our debt and/or equity securities to raise the required capital. There can be no assurance we will be able to raise the capital needed or raise it on terms and conditions acceptable to us. If we are successful in raising the capital, there can be no assurance that our shareholders will not suffer significant dilution of their ownership interest in us.

Need for Additional Capital For
Operations

         We estimate that an additional $1.0 million over the next 12 months will be necessary in order to finance our business, assuming that we receive a $4.4 million equity contribution from Haier, as required in connection with SPC's purchase of its interest in QHP. Haier will not make such capital contribution until SPC pays the note that it issued to Haier. Because we currently do not have sufficient revenues to support our activities, we will be required to raise additional capital to fund our operations and finance our product research and development. Before its acquisition by SPC, QHP relied primarily on capital contributions and loans from Haier to meet its operational and capital requirements. Any equity financing that we make to fund QHP's activities after the Acquisition could result in dilution to our then-existing stockholders. Debt financing will result in interest expense, and if convertible into equity, could also dilute then-existing stockholders. If we were unable to obtain financing in the amounts required and on terms deemed acceptable, our business and future success may be adversely affected.

Option to Purchase Haier's Interest
in QHP

         Haier owns the remaining 30% of QHP. We have an oral understanding that we may purchase this interest; however, the price and terms are subject further negotiations. There can be no assurance that we will be able to acquire this minority interest or can acquire it on terms and conditions acceptable to us. In such case, Haier will remain a minority owner of QHP.

Risks of Doing  Business
in China

         The potential risks of political, social or economic instability in the People's Republic of China could adversely affect our ability to carry on or expand our business in China.

         Virtually all of our business is conducted in China. Consequently, an investment in our Common Stock may be adversely affected by the political, social and economic environment in China. Under its current leadership, China had been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Our business and prospects are dependent upon agreements and regulatory approval with various entities controlled by Chinese governmental instrumentalities. Our operations and prospects would be materially and adversely affected by the failure of such governmental entities to grant necessary approvals or honor existing contracts, and, if breached, it might be difficult to enforce these contracts in China. In addition, the legal system of China relating to foreign investments is new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances.

         Our business plan assumes that if we can broaden our array of pharmaceutical and nutraceutical products and increase our market penetration in China, we will achieve profitable operating results. In order to achieve the demand for our products, we must educate the Chinese medical community and consumers about the uses of its products and we must study export market opportunities. No assurance can be given that we will develop a sufficient array of products or that the products will gain broad enough acceptance in the Chinese market place to permit us to achieve profitable operations. Further, we may be limited in our ability to sell our products outside of China due to competitive, regulatory and other barriers and patent rights held by our competitors in some other countries.

Patent Protection

         Three of our products are protected by patents in China. There can be no assurance our current or future production of our patented pharmaceutical products will not be the subject of a patent infringement action in the future asserted by patent holders or that our competitors will take political steps to prevent us from producing them in China. Further, none of our neutraceutical products are protected by patents. A key to our future success is our ability to produce our pharmaceutical and nutraceuticals at lower costs than our competitors. Although we currently utilize our modern manufacturing facility to produce our pharmaceuticals and neutraceuticals at low costs, we will be competing against other low cost producers, including Kunming Pharmaceutical Company and Shanghai Pharmaceutical Company. There can be no assurance that we will be able to produce our pharmaceuticals and nutraceuticals at lower costs than our competitors.

No Employment Agreements

         We have no employment agreements with any of our employees, including our key employees. Employment agreements are not generally used in China and historically there has not been much movement of employees between employers. We will rely on this cultural tradition and will not seek employment agreements with our key employees. The loss of these key employees would adversely impact our performance.

The  market in which we  operate is
intensely competitive and actions by
our competitors could harm our
business

         We must compete with other pharmaceutical companies, many of whom are larger, better capitalized, better connected with and more experienced. Barriers to entry in the pharmaceutical and nutraceutical industry are moderate and increased competition could occur. As we seek to market our current and new products, we will face a greater number of competitors, many of whom will be in well-established markets we seek to penetrate. Accordingly, we may not be able to successfully compete against them or any future competitors. Moreover, competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer preferences and requirements. They also may be able to undertake more extensive promotional
         activities  and  offer  more  attractive   rates  and  other  terms  to
         borrowers,  gaining  a  competitive  advantage  over  us.

We may have difficulty
managing future expansion

         Our future success will be highly dependent upon our ability to successfully manage our operations. If our products are successful, we will need to expand very quickly to meet demand. Our future operating results will depend, in part, on the ability of our management and other key employees to implement a system for operations, financial control, and information management, and to recruit, train, and manage our employee base.

         Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate financial and management controls, reporting systems, and other procedures and hire sufficient additional financial, accounting, administrative, and management personnel. There can be no assurance that we will be able to identify, attract, and retain experienced personnel. There can be no assurance that we will be able to achieve or manage our growth successfully or to implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to the Acquisition
and The Company Seeking to
trade Publicly

The  consideration  paid to the former
SPC  shareholders  was determined
after  negotiation  and may not reflect
any  recognized  criteria  of value

         The number of shares of our Common Stock that we issued in the Acquisition may not have reflected the actual value of our stock and may bear no relationship to the assets, book value, earnings, net worth, or any other recognized criteria of value. Consequently, the consideration offered to SPC was determined arbitrarily and solely by the SPC shareholders and us. In establishing the offering price, our management considered such matters as SPC's operating results, assets, business, financial resources and the general condition of the securities markets. The exchange ratio of the Acquisition should not, however, be considered an indication of actual value of SPC or us. Neither we nor SPC obtained a fairness opinion in connection with the Acquisition.

Certain  anti-takeover  features of our
articles  of  incorporation  and bylaws
and Wyoming law may have the effect
of  discourage  potential  acquisition
proposals

         Certain provisions of our Articles of Incorporation and Bylaws, along with certain provisions of Wyoming Business Corporation Act, could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our Common Stock. Such provisions also may inhibit fluctuations in the market price of our Common Stock that could result from takeover attempts.

There is no market for your shares
and you may not be able to sell them

         There has been no trading market for our Common Stock. There is no assurance that a trading market will ever exist. The Securities and Exchange Commission ("SEC") is hostile to reverse shell acquisitions such as our acquisition of SPC. There is no assurance the registration statement we file under the Securities Act of 1933, as amended (the "Securities Act") will be declared effective by the SEC.

         If our registration statement is declared effective, we intend to apply for the inclusion of our Common Stock on the OTC Bulletin Board. We do not meet the qualifications for NASDAQ or the other national exchanges. Although we will be applying to list our Common Stock on the OTC Bulletin Board, there can be no assurance that our application for inclusion will be granted and there can be no assurance that an active market will develop for our Common Stock. There can be no assurance that our registration statement of which this Prospectus is a part will be declared effective by the SEC and, even if it is declared effective, that any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares if you desire or need to sell. You may have no more liquidity in your stock even if we are successful in registering our stock under the Securities Act and then qualifying it for trading on the OTC Bulletin Board.

         * We do not know if and how our Common Stock will trade. Even if we are successful getting our Common Stock qualified for trading the OTC Bulletin Board, market price of our Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

         * the potential absence of securities analysts covering us and distributing research and recommendations about us;

         * the liquidity of our Common Stock will be low because only 2.5% of our shares will be in the hands of non-affiliates and such shares are not eligible for sale under exemptions from registration under the Securities Act of 1933;

         * changes in earnings estimates by securities analysts who might follow us or our ability to meet those estimates;

         * the operating results and stock price performance of other comparable companies;

         * low trading volume because so much of our stock is closely held;

         *        overall stock market fluctuations; and

         *        economic  conditions   generally  and  in  the  pharmaceutical
                  industry  in  particular.

         Any of these factors could have a significant and adverse impact on the market price of our Common Stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.


Risks Relating to Offering

Possible  Depressive  Effect on
Price of Securities  Eligible for
Future Sale

         Our officers and directors own an aggregate of 8,277,750 shares of Common Market Stock. Such shares are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year, two years in the case of directors and officers, may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of January 28, 2002. Sales of substantial amounts of Common Stock by our shareholders under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the shares of our Common Stock and could impair our ability to raise capital through the sale of our equity securities. See "Description of Securities," "Security Ownership of Certain Beneficial Owners and Management" and "Plan of Placement."

Possible Issuance of Options May Dilute
Interest of  Stockholders

         We have reserved 1,000,000 shares of our Common Stock for issuance under our 2001 Stock Option Plan. As of December 31, 2001, none of the options available under this Plan had been granted. To the extent that stock options are granted and exercised, dilution to the interests of our stockholders may occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such outstanding options. See "Management -- Stock Option Plan."

Issuance of  Securities  Senior to
Common Stock Could Dilute  Voting Power
and Equity and Could Create
Preferences Over Stockholders

         Our  Articles  of  Incorporation   authorize  the  issuance  of  up  to
         10,000,000 shares of preferred stock ("Preferred Stock"). As of December 31, 2001, our Board of Directors had not designated or issued any shares of Preferred Stock. Shares of Preferred Stock may be issued by our Board of Directors from time to time in one or more series, for such consideration and with such relative rights and preferences as the Board of Directors may determine. Any shares of Preferred Stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of Common Stock, and have preferences over shares of our Common Stock with respect to dividends and in liquidation.

Lack of Dividends

         Holders of Common Stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of Common Stock and we do not expect to pay cash dividends on our Common Stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the Common Stock offered by this Prospectus.

                         DETERMINATION OF OFFERING PRICE

         This Prospectus may be used from time to time by the Selling Shareholders and the Holders who offer the Common Stock registered under the Registration Statement of which this Prospectus is a part. We anticipate that the Common Stock sold by the Selling Shareholders will be sold from time to time in transactions (which may include block transactions) on the OTC Bulletin Board or other public market at the then prevailing prices.



              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our Common Stock is not listed or quoted at the present time, and there is no public market for our Common Stock. There can be no assurance that a public market for our Common Stock will ever develop. We intent to qualify our Common Stock for trading on the OTC Bulletin Board or other public market after the Registration Statement, of which this Prospectus is a part, becomes effective.

         The number of beneficial holders of our Common Stock of the Company as of the close of business on January 28, 2002 was approximately 32.

Dividend Policy

         Holders of Common Stock are entitled to receive such dividends as may be declared by our Board of Directors. We have not declared or paid cash dividends on our Common Stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of future dividends on our Common Stock and the amount of any dividends will be determined by our Board of Directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors the Board of Directors may deem relevant.



                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. All proceeds from the sale of the Shares by this Prospectus will go to the Selling Shareholders.

                        SELECTED COMBINED FINANCIAL DATA

         The following table contains certain selected financial data of the Company and is qualified by the more detailed financial statements, including the pro forma consolidated financial statements, and the notes thereto included elsewhere in this Prospectus. The financial data for the years ended December 31, 1999 and 2000 have been derived from the Company's financial statements, which statements have been audited by Robison, Hill & Co., independent public accountants, and are included elsewhere in this Prospectus. The financial data for the nine months ended September 30, 2000 and September 30, 2002 have been derived from the Company's unaudited financial statements which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations of such periods.

         The pro forma consolidated statement of operations data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 and the pro forma consolidated balance sheet at September 30, 2001 have been derived from the unaudited pro forma consolidated financial statements of the Company and SPC, which give effect to the acquisition of SPC. The pro forma consolidated statement of operations data give effect to such events as if they occurred as of the first day of the periods presented and the pro forma consolidated balance sheet data give effect to such events as if they had occurred on September 30, 2001. The Company has neither declared nor paid any cash dividends on its outstanding Common Stock. See "Business."

         The actual pro forma results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any subsequent interim period or for the full year. This data should be read in conjunction with the Company's financial statements (including the pro forma consolidated financial statements) and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Conditions and Result of Operations."

                                                        Sino Pharmaceutical Corporation

                                                     (in thousands, except per share date)
                                                 Year Ended                              Nine Months Ended
                                                December 31,                               September 30,
                                  ---------------------------------------   ----------------------------
                                            1999                2000                 2000                 2001
                                    ------------------    ---------------   --------------------    ----------
                                                                                             (Unaudited)
Statement of                                                    Pro                                      Pro
Operation Data:                           Actual              Forma(1)              Actual              Forma(1)
---------------                   ---------------------  -----------------  ---------------------  -------------
Net sales                         $          --          $           7,615  $           --         $      5,921
Cost of sales                                --                      1,768              --                1,179
Operating expenses                            3                      8,846              19                4,918
Operating income (loss)                     (3)                          1             (19)                (196)
Other income (expense)                       --                        (64)             --                   --
Minority Interest                            --                         14              --                   35
Income taxes                                 --                        (35)             --                   --
Net (loss) attributable
  to common stockholders                    (3)                        (81)            (19)                (161)
Basic & Diluted
  (loss) per share                $         --           $           (0.01) $        (0.02)         $     (0.02)
Weighted average number of
  shares outstanding                  1,000,000                 10,000,000       1,000,000           10,000,000


                                 (in thousands)
                                Nine Months Ended
                               September 30, 2001
                                   (Unaudited)

Balance Sheet Data:                      Actual                 Pro Forma(1)
----------------------------        -----------------

Working capital                     $            (18)                $   (18)
Total assets                                      --                   9,000
Short-term debt                                   --                   9,000
Long-term debt                                    --                      --
Total stockholders' equity          $            (18)                    (18)

--------------------

(1) The pro forma figures for the year ended December 31, 2000 include the operating results of SPC for its fiscal year ended December 31, 2000 and the operating results of the Company for its fiscal year ended December 31, 2000.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         The following statement is made pursuant to the safe harbor provision for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. Sino Pharmaceuticals Corporation and its subsidiary (the "Company") may make certain statements in this Prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; our competitive strengths and business strategies; and our intent to increase our presence, scope and market penetration in China through our business plan. Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors and Investment Considerations." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Prospectus.


Acquisition

         On January 28, 2002 we acquired SPC. As a result of the Acquisition, we issued nine and three-quarters (9.75) shares of our Common Stock for each share of SPC Common Stock that the shareholder owned, for a total of 9,750,000 shares. We effected a one for four reverse stock split, and thus had 250,000 shares of our Common Stock outstanding prior to the Acquisition. As a result of the Acquisition the business of SPC became our business. On December 28, 2001, we filed Articles of Amendment to amend and restate our Articles of Incorporation to change our name from Unimann, Inc. to Sino Pharmaceuticals Corporation to reflect our new business.

         Our wholly owned subsidiary, SPC, was formed in Nevada in May 2001 and acquired a 70% ownership interest in Qingdao Haier Pharmaceutical Co., Ltd. ("Qingdao Haier" or "QHP") in that month. Qingdao Haier was formed on November 24, 1994 as a wholly owned subsidiary of The Haier Group, one of the largest business conglomerates in China with revenues exceeding U.S. $5 billion in 2000. QHP is the sole business of SPC and, therefore, unless the context otherwise indicates, references to our business are to the business of QHP that SPC owns and operates.

         We manufacture both therapeutic pharmaceuticals and Chinese nutraceuticals, which essentially are herbal supplements. We manufacture and distribute fourteen products in China and recently obtained regulatory approval from the Chinese State Drug Authority ("SDA") for four new products. Our pharmaceutical products are designed to treat and prevent osteoporosis, chronic gastritis, diabetes and cancer. Our nutraceutical products are designed to boost immunity and treat and prevent premenstrual syndrome, liver disease and insomnia, among other items. All of our drugs are marketed under the "Haier" brand name in hospitals, pharmacies and supermarkets throughout all of the provinces in China.

         Before our acquisition of SPC we were an inactive publicly registered shell corporation and had no significant assets or operations.



Management  Discussion  and  Analysis  of  Financial  Condition  and  Results of
Operation

         The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. You are urged to review the information set forth under the captions below and under "Risk Factors and Other Investment Considerations" in this Prospectus for factors that may cause actual events or results to differ materially from those discussed below.

         Results and Plan of Operation. On a pro forma basis, for the year ended December 31, 2000 we had revenues of $7,615,000 and a loss of $81,000 and for the nine months ended September 30, 2001 we had revenues of $5,921,000 and a loss of $161,000. All of our revenues were derived from QHP. Our revenues for the first nine months of fiscal 2001 increased over those in 2000 due to increased product offerings and marketing efforts. Our loss for this period grew due to higher marketing and general and administrative expenses necessary to increase the size of our business Since its formation in 1994, QHP has received capital contributions and advances from its parent, The Haier Group, to implement its business plan. Because QHP was a wholly owned subsidiary and it was in the development stage for much of this period, it has historically not operated on a profitable basis.

         We believe that with the addition of its management team and the implementation of a new business plan, we can grow the pharmaceutical and nutraceutical business. We plan, with sufficient capital, to increase our revenue base by increasing the promotion of our products with a larger sales force and greater marketing efforts and emphasizing new product development. Further, we are in the process of implementing a reduction in our staff to shift the business focus from a traditional Chinese full employment model to a profit-oriented business model. With an increase in revenues and margins through higher production and more intense and efficient utilization of our manufacturing facilities and personnel, we believe we can achieve profitable operations. However, no assurances can be offered in this regard.

         Liquidity and Capital Resources. We will require approximately $10.0 million in debt or equity capital to retire the $9.0 million principal amount notes it issued to purchase QHP and to provide working capital to implement our business plan. We obtained an extension of the maturity date of this indebtedness to April 30, 2002. Upon payment of the notes, Haier is obligated to contribute $4.4 million in working capital. We believe that this amount plus our own $1.0 million working capital infusion from our planned financing will be sufficient to execute our business plan for the next 24 months. We have no commitments to raise such capital, but we have undertaken discussions with prior debt/equity-convectional investment bankers and other financing sources. We can offer no assurance that we will be able to raise the required capital or raise it on terms and conditions acceptable to us. If we are unable to raise such capital and fail to pay the notes when due, we may have to return the capital stock in QHP that we purchased to Haier.

         Inflation and Seasonality. Inflation has not been a significant factor in our operations. Our business is not seasonal in nature.

                                    BUSINESS

Summary of Our Business

         Our wholly owned subsidiary, SPC, was formed in Nevada in May 2001 and acquired a 70% ownership interest in Qingdao Haier Pharmaceutical Co., Ltd. ("Qingdao Haier" or "QHP") in that month. Qingdao Haier was formed on November 24, 1994 as a wholly owned subsidiary of The Haier Group, one of the largest business conglomerates in China with revenues exceeding U.S. $5 billion in 2000. As a result of the acquisition of QHP, our business is now the business of SPC. QHP is the sole business of SPC and, therefore, unless the context otherwise indicates, references to our business are to the business of QHP that SPC owns and operates.

We manufacture both therapeutic pharmaceuticals and Chinese nutraceuticals, which essentially are herbal supplements. We manufacture and distribute fourteen products in China and recently obtained regulatory approval from the Chinese State Drug Authority ("SDA") for four new products. In addition, we have three new products targeting osteoporosis that are currently in our late stage development pipeline where we are seeking regulatory approval from the SDA. Our pharmaceutical products are designed to treat and prevent osteoporosis, chronic gastritis, diabetes and cancer. Our four nutraceutical products are designed to boost immunity and treat and prevent premenstrual syndrome, liver disease and insomnia. Our three new products in the regulatory pipeline are designed to treat and prevent osteoporosis on a pharmaceutical and nutraceutical level. All of our drugs are marketed under the "Haier" brand name throughout all of the provinces in China in hospitals, pharmacies and supermarkets.

Our Strategy

         Our strategy is to reposition our business to take advantage of what we perceive to be three long-term growth areas:

         *        pharmaceuticals;

         *        nutraceuticals; and

         *        given sufficient capital, biotechnology.

Pharmaceuticals

         According to the SDA, we have the second largest pharmaceutical distribution system in China, the largest being that of China North Pharmaceutical Corporation ("China North"), which is owned by the Chinese government. More than 95% of the pharmaceutical industry is state owned and managed and we believe that this industry is characterized by inefficiency, low productivity, mismanagement and low innovation. We believe that this provides an opportunity for future growth as we reposition our business to concentrate on more product offerings and greater market penetration.

         We are currently positioned as a patented drug manufacturer with a research and development base. Given sufficient capital and the ability to market our pharmaceuticals and nutraceuticals to achieve a profitable level of operations, we plan to become a comprehensive pharmaceutical manufacturer, incorporating the research and development, patented drug, generic drug and contract drug manufacturing models.

         The life cycle of a drug begins at research and development based companies ("R&D companies") whose mission it is to develop the drug, guide it through the regulatory approval process and ultimately obtain a patent. After the drug's sales growth levels off, a second group enters, the patented drug manufacturers, who either obtain a license to produce the drug or acquire exclusive rights from the R&D company to produce the drug. The R&D company will then generally reinvest part or all of the proceeds of the sale in new research and development, its core competency. After the patent on a drug expires, production is open to any company that obtains regulatory approval. At this point the generic manufacturers enter the market, which usually causes profit margins to decline. The final group of companies in the pharmaceutical arena are the contract manufacturers, which serve all of the foregoing groups as well as retail groups.

         The firm of Warburg, Dillon Reed estimates that in the next five years, in the United States alone, patent protected prescription drugs with annual sales of approximately $30 billion will lose their protected patent status. We plan to position ourselves to manufacture and introduce these drugs into the Chinese market on a generic basis and also to enter into licensing/royalty agreements with multi-national pharmaceutical firms to manufacture and introduce patented protected fourth and fifth generation prescription drugs into the Chinese market.

         We also plan to reposition ourselves as a leading supplier to the rapidly growing over-the-counter ("OTC") drug market. These non-prescription drugs are backed by what we believe to be favorable government policies and potential for increased consumer consumption. We believe the Chinese market is one of the fastest growing OTC drug market in the world and expect it to be the world's single largest OTC drug market in the next decade. We estimate that sales of OTC drugs were only approximately 10% of the nation's drug sales in 2000. As the disposable income for the Chinese increases and their health-care awareness improves, we anticipate that they will buy more medicines to combat common ailments. In addition, changes in China's health-care system are forcing patients away from hospitals toward purchasing more OTC drugs.

Nutraceuticals

         The nutraceutical industry, which includes western dietary supplements and vitamins, is very young in China, but has undergone significant growth in the recent years. The demand has been met principally from importing finished nutraceuticals from North America, Europe and Australia. We intend to capitalize on this growing market by substituting our products for imports and manufacturing and introducing innovative nutraceutical products into the Chinese market. There are several trends that we intend to take advantage of in implementing our business plan: the increasing number of Chinese are traveling abroad and becoming educated outside of China; the population's increasing awareness of western health trends and information through more contact with western media; and the movement from traditional Chinese medicine to western complimentary medicine.

Biotechnology

         Eastern Asia has traditionally placed a heavy emphasis on engineering and physical sciences rather than biology. In recent years, however, public funding has increased in life sciences research, and particularly in genomics. The Chinese government has identified genomic research as a funding priority and a new crop of genomic start-ups has sprung up as a result of increased access to venture capital and an influx of foreign investment and expertise from western companies that are eager to forge joint ventures with Chinese partners and exploit the country's genetic resources. The Chinese government has recently launched several major initiatives in human genomics in Shanghai and Beijing, with budgets totaling over U.S. $30 million over a three-year period. In addition, China has approximately 30 laboratories operated by non-government controlled entities involved in human genome research.

         Given sufficient capital, we intend to establish a biotechnology research and development unit to employ Chinese scientific researchers, develop new biopharmaceuticals and, in collaboration with the two government genome centers and the other laboratories, commercialize on the functional aspects of their research. In this effort we will be able to conduct biotechnology research at a relatively low cost compared to the United States and will have the benefit of a distinct and diverse genetic pool in China.

Our Products

         The following is a summary of pharmaceuticals and nutraceuticals that we are selling, plan to sell, are seeking approval from the SDA to begin selling or are in the development stage. All of our pharmaceuticals are third generation products. Our Gainuozhen and Borui pharmaceutical products accounted for approximately 18% and 22%, respectively, of our 2001 sales. Our Caili and Caile No. 2 nutraceutical products each accounted for approximately 15% of our 2001 sales. We sell our prescription pharmaceuticals in hospitals, pharmacies and/or drug stores. We sell our OTC pharmaceutical products in pharmacies, drugstores and supermarkets and our nutraceutical products in drugstores and supermarkets.

Pharmaceutical Products that we are now selling

----------------------- --------------------- ------------------------------------------------------------------------
         Product        Application                                         Description
----------------------- --------------------- ------------------------------------------------------------------------
Gainuozhen(1)           Osteoporosis          This product is an active metabolite of Vitamin D3, which  promotes the
(known as                                     absorption  of calcium into the bones.  We are the only manufacturer of
alfacalcidol in North                         this product in China;  however,  the six-year   production  and  marketing
America)                                      protection  that  the  Chinese government grants has expired. Nonetheless,
                                              this   product  has considerable brand recognition in China.
----------------------- --------------------- ------------------------------------------------------------------------
Danguixiang(1)          Chronic  gastritis    It is a traditional  Chinese medicine ("TCM") based  pharmaceutical.  We and  irritable  bowel have  product  protection  in China on this  product for approximately
                        syndrome ("IBS")      another 20 years.
----------------------- --------------------- ------------------------------------------------------------------------
Sangzhi(1)              Diabetes              A TCM-based pharmaceutical  for the  treatment for  hyperglycemia  and  for  the
                                              treatment   and   maintenance   of non-insulin dependent diabetes.
----------------------- --------------------- ------------------------------------------------------------------------
Borui(2)                Anti-Cancer           It was the  first  oral,  anti-neoplastic  drug  for the  treatment  of
(known as etoposide                           various types of cancers.  The oral delivery  system allows the patient
in North America)                             to be ambulatory.
----------------------- --------------------- ------------------------------------------------------------------------
Haitong(2)              Cholesterol           This  is  a  proprietary   anti-thrombotic  and  anti-hyper   lipidemia
                                              pharmaceutical    for   treatment   of    hypercholesterolemia    (high
                                              cholesterol).  The  product,  known  as  propylene  glycol  mannuronate sulphate  ("PGMS")  is an  alternative  to the  class of  statin  drugs marketed in North America and Europe.
----------------------- --------------------- ------------------------------------------------------------------------
Tianruite(3)            Analgesic/Anti-       It is a broad spectrum analgesic sold for the treatment of cold and flu
                        pyuretic              symptoms.
----------------------- --------------------- ------------------------------------------------------------------------

-----
(1)  Available by prescription and OTC
(2)  Available by prescription only
(3)  Available by OTC only

Nutraceutical Products that we are now selling

----------------------- --------------------- -----------------------------------------------------------------------
Product                 Application                                        Description
----------------------- --------------------- -----------------------------------------------------------------------
Caili                   Immunity              This is a  standardized  herbal TCM liquid tonic that helps to boost  immunity  and  provide  immunomodulating  benefits.  We market it as a health tonic for overall health maintenance.
----------------------- --------------------- -----------------------------------------------------------------------
Caili No. 2             PMS/menopause         This is a  standardized  herbal  TCM  liquid  tonic for women  used to moderate  premenstrual  ("PMS") and menopausal  symptoms in women.  It is a natural hormone modulator.
----------------------- --------------------- -----------------------------------------------------------------------
Hailite                 Liver Disease         It is a  TCM-based  product  for the  treatment  of liver  disease and hepatoxicity
----------------------- --------------------- -----------------------------------------------------------------------
Shenankong              Diabetes              This  is  a  TCM-based  nutraceutical  that  is  marketed  for hyperglycemia  (high blood pressure) and for the regulation of blood sugar.
----------------------- --------------------- -----------------------------------------------------------------------
Baoankang               Immunity              This is a  TCM-based  nutraceutical  that is an  immuno-regulator  and immuno-modulator.
----------------------- --------------------- -----------------------------------------------------------------------
F.O.S. Solution         Constipation          This is a proprietary nutraceutical for relief of constipation that was recently approved by SDA.  We plan to begin selling it in mid-2002.
----------------------- --------------------- -----------------------------------------------------------------------

Pharmaceutical Products for which we are seeking SDA approval

----------------------- ----------------------- ---------------------------------------------------------------------
Product                 Application                                         Description
----------------------- ----------------------- ---------------------------------------------------------------------
1, 25 (OH) 2AD3         Osteoporosis            This product is a  prescription  pharmaceutical  drug
                                                that is the (sold in North final active metabolite of
                                                vitamin D3, which  promotes the America and Europe as
                                                absorption  of calcium into the bone and  contributes
                                                to the increase  Calcitrol) in bone  density.  If SDA
                                                approves, we will be the first and only

                                                manufacturer  of this  product in China and will have
                                                six years of production and marketing protection.
----------------------- ----------------------- ---------------------------------------------------------------------
Caili                   Insomnia                It  is  a   TCM-based prescription pharmaceutical.  If
                                                approved, this product will have six  years  of  production   and
                                                marketing protection in China.
----------------------- ----------------------- ---------------------------------------------------------------------
Hailite                 Hepatitis B&C           and This is a prescription  pharmaceutical
                                                product.  If  approved,  it Liver  Disease will have six
                                                years of production and market protection in China.
----------------------- ----------------------- ---------------------------------------------------------------------


Neutraceutical Product for which we are seeking SDA approval

----------------------- ----------------------- ---------------------------------------------------------------------
F.M.B. for Children     Multi-vitamin           This is a proprietary  vitamin/mineral/herbal dietary supplement for
                        supplement              children  for the  promotion  of growth  and brain  development.  We
                                                have   an   exclusive    20-year license    from   the   American
                                                Institute  for   Bio-Social  and Medical Research for the Chinese
                                                market.
----------------------- ----------------------- ---------------------------------------------------------------------

Products in the Development Pipeline

----------------------- ----------------------- ---------------------------------------------------------------------
Product                 Application                                         Description
----------------------- ----------------------- ---------------------------------------------------------------------
Ubiquinone              Heart Function          This is a chemically  synthesized  co-enzyme chemical that regulates
(known as coenzyme                              heart  muscle  function  and  prevents  heart  cell  oxidation.  The
Q10 in N. America and                           product  is  used  in  cosmetics  and  as a  nutritional  supplement
Europe)                                         worldwide. A Japanese  pharmaceutical company holds an international
                                                patent  on the  product.  We are synthesizing   the   product  by
                                                utilizing   another   production process and do not believe  that
                                                it   infringes  on  the  current patent.  We  intend to apply for
                                                an  international   patent.  The total sales of co-enzyme  Q10 in
                                                North   America   in  2001  were approximately  US $1.2  billion.
                                                We intend to sell the product as a       pharmaceutical       and
                                                nutraceutical   in   China   and export it as a nutraceutical  to
                                                North   America/Europe   if   we obtain SDA approval.
----------------------- ----------------------- ---------------------------------------------------------------------
Lipidex                 Cholesterol             This is a proprietary, patentable nutraceutical product we are formulating for lowering of blood cholesterol and tri-glycerides.
----------------------- ----------------------- ---------------------------------------------------------------------
Ipsacol                 IBS                     This is a proprietary nutraceutical for the treatment of IBS.
----------------------- ----------------------- ---------------------------------------------------------------------
Hematonic               Iron Supplement         It is a proprietary  nutraceutical  iron tonic  for  the   promotion   of
                                                children's  growth  and for iron supplementation   in  women.  We
                                                intend  to seek a patent on this product.
----------------------- ----------------------- ---------------------------------------------------------------------
Multivitamin Jelly      Vitamin Supplement      This is a proprietary children's one-a-day multivitamin in jelly Bean bean format.
----------------------- ----------------------- ---------------------------------------------------------------------
Children's Calcium      Calcium Supplement      It is a proprietary children's calcium for bone growth and calcium
Chewable                                        supplementation.
----------------------- ----------------------- ---------------------------------------------------------------------

Research and Development -- Pharmaceutical and Nutraceutical Products

         We have developed all of our pharmaceutical and nutraceutical products internally. Given sufficient capital, we plan to expand our research and development capabilities.

Production Facilities

         According to the SDA, we own and operate one of the most modern pharmaceutical factories in China. It is a good manufacturing practices ("GMP") factory certified by the SDA. Our facilities are certified and licensed to manufacture the full range of pharmaceuticals, including tablets, hard capsules, soft gel capsules, granules and oral solutions. All of our products are manufactured at our facilities and are fully licensed for sale throughout China and for export overseas. However, in order to export our products into other countries, our products would have to be registered in such countries, which we have not done. Our production capabilities include an extraction workshop that can:

              * perform extractions of water or ethanol, produce 21.6 million bottles of oral solutions of various sizes per year, and produce soft gel capsules at the rate of 42 million per year;

              * produce solid preparations, including 10.8 million packets of granules per year of various sizes, and produce 130 million capsules per year; and

              *   produce 250 million capsules or tablets per year.

         Our factory is running at approximately 25% capacity. It can produce all of our pharmaceuticals and nutraceuticals now approved by the SDA or in the pipeline for review by the SDA for the immediate future.

Distribution

         We believes that we have one of the largest and most developed pharmaceutical sales and distribution networks in China, comprising 4,120 retail outlets and 105 hospitals. We believe that this network is second only to China's largest pharmaceutical company, the state-owned North China Pharmaceutical Corporation ("NCPC"). Of the retail outlets, which include private and state owned pharmacy chains, supermarket chains, independent private and state-owned pharmacies, hospital retail pharmacies, over 3,300 are run without our sales personnel or employees. In addition to the retail sales force and distribution network, we also have a sales force of 200 that calls on approximately 105 hospitals throughout China. Our hospital customers purchase the pharmaceuticals under China's centrally planned national medical insurance system. Our largest group of hospital customers are in Qingdao, Wuhan and Sijiazhuang provinces. Our largest concentration of retail outlets are in Suzhou, Sichuan, Beijing, Qingdao and Wuxi provinces.

Suppliers

         Our main supplier of pharmaceutical raw materials and ingredients is Qingdao No. 3 Pharmaceutical Plant, based in Qingdao, China. We purchase herbs for our nutraceuticals from local collective farms in Shandong Province.

Customers

         Our customers are located throughout all of the provinces of China. We market to these customers through our retail sales and distribution network in hospitals and pharmacies. We use a team of detail personnel to educate doctors and pharmacists on the benefits of our products. We also use direct consumer marketing through newspaper advertisements and in-store point of sale materials and on-site promotions.

Employees

         We employ approximately 219 full-time staff, including 34 in production, 32 in technical and research and development, 10 in administration, 140 in sales and marketing and 13 in shipping and warehousing. We also employ approximately 1,000 part-time sales and distribution employees in China.

Competition

         We believe that the Chinese pharmaceutical industry is a highly regulated, inefficient, low productivity manufacturing industry characterized by little innovation. The industry principally produces traditional Chinese medicines and second and third generation western prescription and over-the-counter (OTC) pharmaceuticals that are predominantly generic (or off patent) and, to a lesser extent, patented medicines. The industry lacks current, or fourth generation, pharmaceuticals production, both patented and generic, such as those being manufactured and marketed by the multinational pharmaceutical companies in North America, Europe and even India.

         The condition of the industry is principally the result of years of state ownership and high subsidization. The state-owned and operated entities are centrally planned and directed organizations under the socialist system. This has resulted in regionalization of both production and sales, complacency through assured regional market share in a large, captive and protected market, and the lack of research and development innovation as a result of centrally planned and directed production dictates.

         In recent years, as a consequence of China's continuing evolution to a more capitalist oriented market economy, its pharmaceutical industry has undergone some positive measure of reform, leading to deregulation, consolidation, closure of facilities, privatization and decreasing subsidization of the industry that has resulted in marginal increases in efficiency, productivity and innovation.

         While China has many pharmaceutical factories, most of these factories are small-to-medium sized, regional, state-owned enterprises. According to the SDA, there are only twelve large, state-owned pharmaceutical enterprises that have a national exposure and distribution system similar to ours. Most of these are dedicated to the production of second and third generation, generic pharmaceuticals and traditional Chinese medicines. There are relatively few neutraceutical producers in China and most neutraceuticals are imported. We believe that few of these have the ubiquitous, established brand recognition and consumer confidence that the "Haier" brand does. China also has sixteen foreign-owned and Sino-foreign joint venture pharmaceutical enterprises that market third and fourth generation pharmaceuticals.

         For a country with the size and population base of China, the existence of very few large, national, state owned pharmaceutical factories, coupled with sixteen multinational pharmaceutical factories, does not lend itself to a highly competitive industry and market environment in the patented pharmaceutical and nutraceutical area. Further, we believe that the ongoing and continued closure of aging, non-complying and debt ridden, regional, state owned pharmaceutical enterprises and the merging and consolidation of existing state owned pharmaceutical enterprises, coupled with the recently imposed restriction on issuance of new pharmaceutical production licenses, should further lessen the competitive environment.

Regulation and Taxation

         All Sino-foreign joint ventures, such as QHP, are governed by the "Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures," which contain provisions on protecting the legal rights of foreign investors. Enterprises of this category have the characteristics that all the parties participating in the joint venture offer investment in it, jointly operate it, share the risks of it in accordance with their proportions of investment and are jointly held responsible for the profits and losses of it. The corporate form of the Sino-foreign joint-ventures is the limited liability company with the board of directors being the supreme body of power.

         The establishment of Sino-foreign pharmaceutical joint-venture enterprises requires special approval and license by the SDA, which restricts the number of licenses granted to Sino-foreign pharmaceutical joint-venture enterprises. In fact, under the most recent SDA guidelines, no further licenses shall be issued for new pharmaceutical factories in China.

         According to Chinese law, all pharmaceutical enterprises are governed, according to the Drug Administration Law of the People's Republic of China, under the sole auspices of the SDA.

         All pharmaceutical enterprises are approved and registered by the SDA and all pharmaceutical enterprises are issued a "License of Pharmaceutical Enterprise" and a "Certificate of Inspection" to legally operate in China. Under the China Foreign Joint Venture Law, QHP, as a joint venture, has a two-year tax holiday commencing from the date that it first declares a net profit. Thereafter, QHP will have a tax rate of 28%.

Intellectual Property

         We hold patents issued by the Chinese government on three of our pharmaceutical products: Gainuozhen, Sangzhi and Borui. The patent protection on these in China extends from 2002 to 2008.

Property

         We own and conduct our operations from a three-story, 42,545 square foot office complex and a two-story, 132,305 square foot pharmaceutical factory complex. These facilities are located on a 340,000 square foot parcel of land to which we have a right of use from the People's Republic of China in the city of Qingdao in Shandong Province, China.

Acquisition of Qingdao Haier Pharmaceutical Co., Ltd.

         On May 30, 2001, SPC entered into a Share Ownership Purchase & Transfer Agreement (the "Transfer Agreement") with Haier and Brave Lion (HK) Co., Ltd. ("Brave Lion"). QHP was wholly owned by Haier and Brave Lion, with Haier owning a 75% interest and Brave Lion owning a 25% interest. Brave Lion is owned by an affiliate of Haier. Under the Transfer Agreement SPC, purchased 70% of the shares of Common Stock of QHP from Haier and Brave Lion for $9.0 million. SPC issued two promissory notes in payment of the purchase price, one in the amount of $8,260,700 to Haier and one in the amount of $739,300 to Brave Lion. These notes were issued May 30, 2001 and were initially due November 30, 2001. SPC did not make a payment on either of the notes by such date, and the maturity dates of the notes were extended by action of the Board of Directors of QHP to April 30, 2002, and bear interest at a rate of 12% per annum.

         A precondition to SPC's obligations under the Transfer Agreement was that QHP have $7,650,000 in paid in capital on May 30, 2001. In addition, Haier committed to make an additional investment of $4,440,000 on or before July 29, 2001 or the payment of the notes issued by QHP, whichever was later. Haier has agreed to pay this amount concurrently with SPC's payment of its note to Haier. Upon the investment by Haier of $4,440,000 in QHP, the ownership of QHP will be:
SPC - 70%; Haier - 20%; and Brave Lion - 10%.

         The Chinese Government approved the transfer of the 70% ownership interest in QHP on July 10, 2001, so that SPC is now the record owner of the QHP shares. However, if we do not raise sufficient capital to enable SPC to pay the notes by May 31, 2002 we will forfeit our ownership interest in QHP. The
Transfer Agreement provides for a Board of Directors of QHP of six members. Under the Transfer Agreement, we will elect four of the directors, and Haier and Brave Lion each will select one. We appoint the Chairman of the Board of Directors, while Haier and Brave Lion jointly elect the Vice-Chairman. We also have the right to appoint the general manager and financial manager of QHP. We have an oral understanding with Haier that we may purchase the remaining 30% of QHP in the future on terms acceptable to the parties. We can make no assurance that we will in fact be able to make such purchase. Further, for various reasons, some of which are political in nature, we may not want to make such purchase.

Doing Business In China

         Our business is conducted in the People's Republic of China ("PRC" or "China") and is subject to the political, social and economic environment in China. China is controlled by the Communist Party of China. Under its current leadership, China has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. However, the Chinese central government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy. Accordingly, the Chinese government actions in the future, including any decision not to continue to support current economic reform programs and to return to a more centrally planned economy, or regional or local variations in the implementation of economic reform policies, could have a significant effect on economic conditions in China or in its particular regions. Economic development may be further limited by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in the PRC, any of which would have a material adverse effect on our business, financial condition and results of operations. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of China.

         If we were required to move our manufacturing operations outside of China, our potential profitability, competitiveness and market position could be materially jeopardized, and there could be no assurance that we could continue our operations. Our business and prospects are dependent upon agreements with various entities controlled by Chinese governmental instrumentalities. The failure of such entities to honor these contracts, or the inability to enforce these contracts in China could adversely affect our business operations. There can be no assurance that assets and business operations in China will not be nationalized, which could result in the total loss of our investment in China.

         The legal system of China relating to foreign investments is relatively new and continues to evolve, thus creating uncertainty as to the application of its laws and regulations in particular instances. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.

Furthermore, statements regarding these evolving policies have been conflicting. These policies are in many cases subject to interpretation, the discretion of officials, and continue to be modified, perhaps on a case-by-case basis. As the legal system in China develops with respect to these new types of enterprises, foreign investors may be adversely affected by new laws, changes to existing laws, or interpretations of the laws, and the preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain timely and equitable enforcement of them.

Legal Proceedings

         We are not subject to any pending litigation, legal proceedings or claims.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the unanimous written consent of our shareholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our Board of Directors and their terms of office are at the discretion of our Board.

Name of Director/Officer                             Age            Position(s) With Company
------------------------                             ---            ------------------------
Mahmoud S. Aziz                                       44            Chairman of the Board and President
Jianfang Jin                                          48            Secretary and Director
Yunhua Jin, Ph.D.                                     72            Director
Zahir Popat                                           48            Treasurer and Director
Manjit Mundie                                         38            Director

Mahmoud S. Aziz

         Mr. Aziz has served as our Chairman of the Board and President since January 28, 2002 and has served as Chairman of the Board, President and Secretary of SPC since its inception in 2001. Since 1983, Mr. Aziz has been the Chairman and CEO of The Fazio Group of companies, which are involved in manufacturing, international trade, shipping and transportation, biotechnology, and pharmaceuticals, warehousing and distribution, real estate construction and development, ship-building, banking and financial investments. He will devote such amount of time as he deems sufficient to manage our business. Mr. Aziz is the principal shareholder of the Fazio Group. He has a biochemistry degree from Simon Fraser University, Canada.

Jianfang Jin

         Mr. Jin has served as our Vice President, Secretary, and a director since January 28, 2002 and has been Vice President and Treasurer of SPC since its inception in 2001. Since May 1997, Mr. Jin has served as the President of the American Evans Group Corporation, a holding corporation with various interests in China. Since June 1997, he has served as General Manager and a consultant of Beijing Evans Information and Consulting Co., Ltd., a China-based management, investment and marketing consulting company. From July 1994 to January 1997, he served as CEO of Fanlen Software System (Beijing) Co., Ltd., a software design and development company. Mr. Jin has a bachelors degree in economics from Nankai University in China, a masters degrees in accounting from the University of Indianapolis and a masters degree in agricultural economics from Purdue University.

Yunhua Jin

         Dr. Jin has served as our director since January 28, 2002. Since 1998, she has been the State Outstanding Senior Expert of China, which is a senior scientific advisor to the Chinese government. Also since 1998 she has been a senior advisor to the Director General of the SDA. From 1986 to 1998 she was the Executive Vice Chairman of the Committee on Technology for the State Pharmaceutical Administration of China. Dr. Jin served as the Expert Advisor to the United Nations Industrial
         Development Organization for the Chinese Government in the area of preventative medicines from 1983 to 1987. Ms. Yunhua received her Bachelor of Science degree in Pharmacy from Shanghai Medical College, and her Masters of Science and Ph.D. in pharmaceutical chemistry from Purdue University. She is the mother of Jianfang Jin.

Zahir Popat

         Mr. Popat has been our Treasurer and a director since January 28, 2002. He was the President and CEO of La Roche Remedies, Inc. from 1999 to February, 2002, when he resigned to join us on a full-time basis. From 1986 through 1998, Mr. Popat represented Apotax, Inc., a privately-owned Canadian generic manufacturer in its Middle East operations. Mr. Popat earned a Bachelors degree in Science and Pharmacy from the University of British Columbia.

Executive Compensation

         For the year ended December 31, 2000, and for the nine months ended September 30, 2001, Mr. Aziz, our Chairman of the Board and President, Mr. Jin, our Secretary, and Mr. Popat, our Treasurer, have not received any compensation or stock options.

Director Compensation

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

Stock Option Grants

Summary of the 2001 Stock Option Plan

         Our board of directors adopted the 2001 Stock Option Plan (the "Plan") on October 31, 2001 and our shareholders approved the Plan effective December 27, 2001. The Plan authorizes us to issue 1,000,000 pre-reverse stock split shares of Common Stock for issuance upon exercise of options. The Plan authorizes us to grant to our key employees (i) incentive stock options to purchase shares of Common Stock and (ii) non-qualified stock options to purchase shares of Common Stock. We have not granted any options under the Plan.

Objectives

         The objective of the Plan is to provide incentives to our key employees and directors to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Persons eligible to be granted incentive stock options under the Plan will be those employees whose performance, in the judgment of the compensation committee of our board of directors, can have significant effect on our success.

Oversight

         The compensation committee of our board of directors will administer the Plan by making recommendations to the board or determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. It also has the authority to interpret the provisions of the Plan and to establish and amend rules for its administration subject to the Plan's limitations. The compensation committee is comprised of non-employee directors as required by Rule 16b-3 of the Securities and Exchange Act of 1934, as amended.

Types of grants

         The Plan allows for the grant of both incentive stock options and incentive stock options. The Plan does not specify what portion of the awards may be in the form of incentive stock options or non-statutory options. Incentive stock options awarded our to employees are qualified stock options under the Internal Revenue Code.

Statutory conditions on stock options

         Incentive stock options granted under the Plan must have an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the Common Stock on the date of grant.

- Exercise price

         Non-statutory stock options may have exercise prices as determined by the compensation committee of our board of directors.

- Dollar limit

         The aggregate fair market value, determined as of the time an incentive stock option is granted, of the Common Stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year cannot exceed $100,000. However, there is no aggregate dollar limitation on the amount of non-statutory stock options that may be exercisable for the first time during any calendar year.

- Expiration date

         Any option granted under the Plan will expire at the time fixed by the compensation committee, which cannot be more than ten years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of our stock or of any subsidiary corporation, not more than five years after the date of grant.

- Exerciseability

         The compensation committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the compensation committee may accelerate the exerciseability of any option at its discretion.

- Assignability

         Options granted under the Plan are not assignable. Incentive stock options may be exercised only while the optionee is employed by us or within twelve months after termination by reason of death or disabilities or within three months after termination for any other reason.

Payment upon exercise of options

         Payment of the exercise price for any option may be in cash, by withheld shares which, upon exercise, have a fair market value at the time the option is exercised equal to the option price (plus applicable withholding tax) or in the form of shares of our Common Stock.

Tax  consequences  of options

         An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the Plan.

         An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

         An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of: (i) two years from the date of award of the option or (ii) one year from the date of exercise. If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price he paid for an incentive stock option is exceeded by the option's fair market value at the time his rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are none to report.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Wyoming Business Corporation Act permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. The Wyoming Business Corporation Law limits or eliminates the liability of a director of a corporation for monetary damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

         The Articles of Incorporation of the Company allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Wyoming law. Under a provision in the Articles, a shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 17-16-833 of the Wyoming Business Corporation Law or an intentional violation of criminal law. Such provision does not apply to any act or omission occurring prior to the effective date of such provision. In addition, such provision applies only to claims against the director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of January 28, 2002, the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each person known by us to beneficially own more than 5% of such stock, (b) each of our directors, (c) each of our officers, and (d) all our directors and executive officers as a group.

              Name and Address of                                   Shares                          Percent of
                Beneficial Owner                              Beneficially Owned                   Common Stock
                ----------------                              ------------------                   ------------
        Mahmoud S. Aziz(1)                                         6,080,480                         60.8
        Jianfang Jin(1)                                            1,297,257                         13.0
        Yunhua Jin(1)                                                200,002                         2.0
        Zahir Popat(1)                                               600,005                         6.0
        Manjit Mundie(1)                                             100,006                         1.0
        Ruth Jean Janay(1)                                           497,250                         5.0
        Shabnam Aziz(1)                                              975,000                         9.8

        All officers and directors as a group                      8,277,750                         82.3
        (5 persons)

(1) The shareholder listed has sole voting and investment powers with respect to the shares indicated. The addresses of all of these shareholders is Unit 152-11782 River Road, Richmond, British Columbia V6X 1Z7 Canada.

                              SELLING SHAREHOLDERS

         The following table provides certain information with respect to the Common Stock owned by the Selling Shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. Except as described below, no Selling Shareholder has had a material relationship with the Company within the past three years other than as a result of the ownership of Common Stock.

Name and Address of Selling Shareholder       Shares Owned(1)      Shares Available          Percent Owned After
                                                                    for Sale Under            Completion of the
                                                                  this Prospectus(3)             Offering (1)
-----------------------------------------    -----------------    --------------------     -------------------------

David Adams                                       2,000                  2,000                        *
6556 E. Calle Herculo
Tucson, AZ  85711
Frank Anjakos                                     2,000                  2,000                        *
1971 N. Lindenwood Dr.
Tucson, AZ  85712
Shabnam Aziz(2)                                  975,000                350,000                       *
Gerald Bowlin                                     2,000                  2,000                        *
1 East River Road, #720
Tucson, AZ  85704
Robert C. Daly                                    2,000                  2,000                        *
6250 Kelly Lynn Ct
Waxhaw, NC  28173
Brian Delfs                                       2,000                  2,000                        *
5162 E. Citrus St.
Tucson, AZ  85712
James Delfs                                       2,000                  2,000                        *
3730 N. Tucson Blvd.
Tucson, AZ  85716
Eric Evans                                        2,000                  2,000                        *
305 N. Hidalgo
Alhambra, CA  91801
Andrew Gerrish                                    2,000                  2,000                        *
2231 N. Norris
Tucson, AZ  85719
Audra Guthery                                     2,000                  2,000                        *
4810 E. Seneca
Tucson, Az  85712
David Hack                                        2,000                  2,000                        *
232 W. Smoot Dr.
Tucson, AZ  85705
Daniel L. Hodges                                 200,000                200,000                       *
5505 N. Indian Trail
Tucson, AZ  85759
Matthew Hodges                                    2,000                  2,000                        *
1529 N. Desmond
Tucson, AZ  85712
Ruth Jean Janay2                                 497,250                150,000                       *

Name and Address of Selling Shareholder       Shares Owned(1)      Shares Available          Percent Owned After
                                                                    for Sale Under            Completion of the
                                                                  this Prospectus(3)             Offering (1)
-----------------------------------------    -----------------    --------------------     -------------------------

Scott Krause                                      2,000                  2,000                        *
9160 E. Walnut Tree Dr.
Tucson, AZ  85749
Michael McKendrick
3015 N. Wentworth Rd.
Tucson, AZ  85749                                 2,000                  2,000                        *
John R. Ogden                                     2,000                  2,000                        *
5765 N. Paseo Otono
Tucson, AZ  85715
Ron Olson                                         2,000                  2,000                        *
9969 E. Paseo San Ardo
Tucson, AZ  85747
Mark Polifka                                      2,000                  2,000                        *
1132 Mohawk
Topanga, CA  90290
Michael Rhyner                                    2,000                  2,000                        *
9737 E. Mount Pleasant
Tucson, AZ  85749
Monica Romero                                     2,000                  2,000                        *
2528 W. Criswell Ct.
Tucson, AZ  85745
Melissa Saucedo                                   2,000                  2,000                        *
7019 W. Avondale
Tucson, AZ  85743
Howard Smith                                      2,000                  2,000                        *
4050 N. Hiddencove Pl.
Tucson, AZ  85749
John Sylvester                                    2,000                  2,000                        *
10222 E. Sylvester Rd.
Hereford, AZ  85615
Roger Tamietti                                    2,000                  2,000                        *
HC 70 Box 4254
Sahuarita, AZ  85629
Raymond Willey                                    2,000                  2,000                        *
1192 Joseph Ct.
Ripton, CA  95366
Jennifer Worden                                   2,000                  2,000                        *
9055 E. Catlina Hwy, No. 5206
Tucson, AZ  85749
Roger Wright                                      2,000                  2,000                        *
5294 W. Peridot St.
Tucson, AZ  85741

----------------------

(1) Percentages and share ownership numbers are based on the assumption that all such Shares will be sold by the Selling Shareholder. Excludes additional shares of Common Stock which the Selling Shareholder may acquire from time to time subsequent to the date of this Prospectus.

(2) Address is c/o Unit 152 - 11782 River Road, Richmond, British Columbia V6X1Z7 Canada.

(3) All Selling Shareholders, except Shabnam Aziz and Ruth Jean Janay, have agreed not to sell more than 5% of the shares they own every 30 days without first obtaining the written consent of the Company.

                              PLAN OF DISTRIBUTION

         We are registering the Shares covered by this prospectus for the Selling Shareholders. As used in this prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests. We will pay the costs and fees of registering the Shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Shares.

         The Selling Shareholders may sell the Shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their Shares through:

         -        a block trade in which a broker-dealer may resell a portion of
                  the  block,   as  principal,   in  order  to  facilitate   the
                  transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the Shares, the Selling Shareholders, may enter into hedging transactions. For example, the Selling Shareholders may:

         - enter into transactions involving short sales of the Shares by broker-dealers;

         - sell Shares short themselves and redeliver such Shares to close out their short positions;

         - enter into option or other types of transactions that require the Selling Shareholder to deliver Shares to a broker-dealer, who will then resell or transfer the Shares under this Prospectus; or

         - loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the Selling Shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         In addition to selling their Shares under this prospectus, the Selling Shareholders may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;

         - transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         - sell their Shares under Rule 144 of the Securities Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 10,000,000 shares are issued and outstanding at the date of this Prospectus.

         Holders of the Common Stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders. As required under Wyoming law, there is [cumulative voting in] the election of directors. Accordingly, each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares, or by distributing votes on the same principle among any number of candidates. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights. The holders of Common Stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. The Common Stock currently outstanding is, and the Common Stock offered by the Company hereby will, when issued, be validly issued, fully paid and nonassessable.

         The Board of Directors consists of five Directors. The term of office of each Director expires at each annual meeting of shareholders or until his or her successor is qualified and elected.

Preferred Stock

         The Company is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares were issued as of January 31, 2002. The authorized preferred stock may, without action by the shareholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of additional preferred stock upon the rights of holders of the Common Stock until the Board determines the specific rights of the holders of any additional series of preferred stock. The Board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes.

         Dividend Rights. No cash dividend may be declared and paid or set apart for payment upon the Common Stock until any past dividend or cumulative accrued dividends on any outstanding series of preferred stock, including any preferred stock with preferential dividend rights, has been fully paid or declared and set apart for payment and until any sinking fund obligation for redemption of any other series of preferred stock shall have been fully paid or declared and set apart for payment. The holders of any series of preferred stock may share ratably with the holders of any other series of preferred stock subsequently issued by the Company in any dividends declared by the Company.

         As a Wyoming corporation, the Company is permitted to declare and pay dividends only to the extent that, after giving effect to the distribution, either (i) it will be able to pay its debts as they become due in the usual course of business, or (ii) its total assets exceed the sum of liabilities plus the amount that would be needed if the Company were to be dissolved at the time of the distribution, to satisfy preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Any dividends not paid will accrue. No interest will be paid on any accrued but unpaid dividends. The ability to pay dividends will, in addition to the ability of the Company to generate net income, be dictated by the amount of its annual net income from year to year. See "Dividends."

         Voting Rights. The affirmative vote of the holders of a majority of the outstanding shares of all series of preferred stock voting as a class, is required in order to authorize any amendment to the Company's Articles of Incorporation or bylaws which would affect adversely the holders of the preferred stock outstanding or to authorize any additional class of stock equal to, senior to, or ranking prior to the outstanding preferred stock with respect to dividends or distributions of assets on liquidation. Voting separately, is required to amend the Articles of Incorporation, bylaws or the resolution establishing the terms of either of such classes so as to affect adversely their rights, powers or preferences, with each class considered separately, including, without limitation, any action that would (i) increase or decrease their par value; (ii) effect an exchange, reclassification or cancellation of all or part of either series; (iii) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of either series;
(iv) change shares of either series into the same or a different number of shares, either with or without par value, of the same class or another class or classes; or (v) cancel or otherwise affect dividends on either series which have accrued but have not been declared.

Transfer Agent

         Company's   transfer  agent  is  Halladay  Stock  Transfer  located  in
Scottsdale, Arizona.



                                  LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for the Company by Quarles & Brady Streich Lang, LLP, Phoenix, Arizona.



                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this Prospectus have been audited by Robison, Hill & Co., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this Prospectus.
---------------

                       TABLE OF CONTENTS

                                                           Page

Available Information....................
Incorporation by Reference...............
Prospectus Summary.......................
Risk Factors.............................
Use of Proceeds..........................
Determination of Offering Price..........
Market for Common Equity and
Related Stockholder Matters..............
Selling Shareholders.....................
Plan of Distribution.....................
Management's Discussion and
Analysis.................................
Management...............................
Certain Relationships and Related
Transactions.............................
Limitation of Liability and
Indemnification Matters..................
Security Ownership of Certain
Beneficial Owners and
Management...............................
Description of Securities................
Legal Matters............................
Experts..................................

                   SINO PHARMACEUTICALS
                        CORPORATION




                      750,000 Shares
                      $.001 par value




                        PROSPECTUS













                    February ____, 2002

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

ARTICLE 13 of the Amended and Restated Articles of Incorporation of the Registrant provides as follows

         To the fullest extent permitted by Wyoming law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another Corporation, trust or enterprise, against any liability asserted against such person and incurred by such person in any capacity arising out of that persons status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of the Bylaws of the Corporation. Further, the Corporation will pay the expenses of such persons as they are incurred in advance of the final disposition of the action or proceeding, upon the receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

ARTICLE VI of the Bylaws of the Registrant provide as follows:

         Section 1. General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 3. Indemnification in Certain Cases. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 4. Procedure. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

         Section 5. Advances for Expenses. Expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

         Section 6. Rights Not-Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

         Section 8. Definition of Corporation. For the purposes of this Article VI, references to the "Corporation" include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 9. Other Definitions. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

         Section 10. Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. No amendment to or repeal of this Article VI shall apply to or have any effect on, the rights of any director, officer, employee or agent under this
Article VI which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.

         Section 17-16-202 of the Wyoming Business Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of 17-16-833 or an intentional violation of criminal law.

         Section 17-16-850, et seq. of the Wyoming Business Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

               Securities and Exchange Commission Registration Fee                           $  62
               Legal Fees and Expenses                                                      25,000
               Accounting Fees and Expenses                                                  7,500
               Other Expenses                                                                2,500
                                                                                             -----
               Total Expenses                                                              $35,062

Item 26.  Recent Sales of Unregistered Securities.

         None.

Item 27.  Exhibits

        Exhibit                                         Description                                          Reference
        Number
     --------------    -------------------------------------------------------------------------------     --------------

          2.1          Stock Purchase Agreement among Registrant,  Sino Pharmaceuticals  Corporation,           (1)
                       a Nevada corporation, and its shareholders
          3.1          Amended  and  Restated   Articles  of  Incorporation   of  Registrant,   dated           (1)
                       December 27, 2001
          3.2          Amended and Restated By-laws of Registrant                                               (1)
          4.1          Form of Common Stock Certificate                                                          *
          5.1          Opinion of Quarles & Brady Streich Lang,  LLP as to the legality of securities            *
                       being registered (includes consent)
         10.1          2001 Stock Option Plan                                                                   (1)
         10.2          Share  Ownership  Purchase & Transfer  Agreement  relating to  Quingdao  Haier           (1)
                       Pharmaceuticals  Co.,  Ltd.  between  the Haier  Group,  Sino  Pharmaceuticals
                       Corporation and Brave Lion (HK) Co., Ltd., dated May 30, 2001

         10.3          Promissory Note issued by Sino  Pharmaceuticals  Corporation to Quingdao Haier           (1)
                       Pharmaceuticals  Co.,  Ltd.,  dated May 30, 2001, in the  principal  amount of
                       $8,260,700.00
         10.4          Promissory Note issued by Sino Pharmaceuticals  Corporation to Brave Lion (HK)           (1)
                       Co., Ltd. in the principal amount of $739,300.00, dated May 30, 2001
         21.1          List of Subsidiaries of the Registrant                                                   (1)
         23.1          Consent of Robison, Hill & Co.                                                            *
         23.2          Consent of Quarles & Brady Streich Lang,  LLP (see 5.1)                                   *

----------

*        Filed herewith

(1)      Filed with Current Report on Form 8-K, dated January 28, 2002.

Item 28.  Undertakings

(a)      Rule 415 Offering.  The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)      Request for acceleration of effective date:

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)      Reliance on Rule 430A:

         (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, Canada on February 14 , 2002.



                                             SINO PHARMACEUTICALS CORPORATION, a
                                             Wyoming corporation


                                             /s/ Mahmoud S. Aziz
                                             -----------------------------------
                                             Mahmoud  S. Aziz, Chairman of the
                                             Board and President
                                            (Chief Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                     Signature and Title                              Date


/s/ Mahmoud S. Aziz                                            February 14, 2002
---------------------------------------------------------------
Mahmoud S. Aziz, Chairman of the Board,  President,  Principal
Executive Officer and Director


/s/ Jianfang Jin                                               February 14, 2002
---------------------------------------------------------------
Jianfang Jin, Secretary and Director


/s/ Yunhua Jin, Ph.D.                                          February 14, 2002
---------------------------------------------------------------
Yunhua Jin, Ph.D., Director


/s/ Zahir Popat                                                February 14, 2002
---------------------------------------------------------------
Zahir Popat, Treasurer, Principal Financial Officer and
Director


/s/ Manjit Mundie                                              February 14, 2002
---------------------------------------------------------------
Manjit Mundie, Director

                          INDEPENDENT AUDITOR'S REPORT


Unimann, Inc.
(A Development Stage Company)


        We have audited the accompanying balance sheets of Unimann, Inc. (a development stage company) as of September 30, 2001 and 2000, and the related statements of operations and cash flows for the two years ended September 30, 2001, and the statement of stockholders' equity for the period from September 12, 1997 (inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America., Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unimann, Inc. (a development stage company) as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the two years ended September 30, 2001 in conformity with generally accepted accounting principles.

                                                   Respectfully submitted



                                                   /S/ ROBISON, HILL & CO.
                                                   Certified Public Accountants

Salt Lake City, Utah
November 16, 2001

                                  UNIMANN, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS





                                                         September 30,
                                                -------------------------------
                                                     2001            2000
                                                --------------  ---------------

Assets:                                         $            -  $             -
                                                ==============  ===============

Liabilities - Accounts Payable                  $       17,664  $           511
                                                --------------  ---------------

Stockholders' Equity:
  Common Stock, Par value $.001
    Authorized 100,000,000 shares,
    Issued 1,000,000 shares at September 30,
    2001 and 2000                                        1,000            1,000
  Paid-In Capital                                        5,072            2,824
  Retained Deficit                                      (1,075)          (1,075)
  Deficit Accumulated During the
    Development Stage                                  (22,661)          (3,260)
                                                --------------  ---------------

     Total Stockholders' Equity                        (17,664)            (511)
                                                --------------  ---------------

     Total Liabilities and
       Stockholders' Equity                     $            -  $             -
                                                ==============  ===============














          The accompanying notes are an integral part of these financial statements.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS




                                                                   Cumulative
                                                                      since
                                                                   October 20,
                                                                      1999
                                                                    inception
                                      For the year ended              of
                                        September 30,             development
                                ------------------------------
                                     2001            2000            stage
                                --------------  --------------  ---------------
Revenues:                       $            -  $            -  $             -

Expenses:                               19,401           3,260           22,661
                                --------------  --------------  ---------------

     Net Loss                   $      (19,401) $       (3,260) $       (22,661)
                                --------------  --------------  ---------------

Basic & Diluted loss per share  $            -  $            -
                                ==============  ==============






















          The accompanying notes are an integral part of these financial statements.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM SEPTEMBER 12, 1997 (INCEPTION) TO SEPTEMBER 30, 2001

                                                                                          Deficit
                                                                                        Accumulated
                                                                                           Since
                                                                                        October 20,
                                                                                           1999
                                                                                       Inception of
                                          Common Stock          Paid-In    Retained     Development
                                       Shares      Par Value    Capital     Deficit        Stage
                                    ------------  -----------  ---------  -----------  -------------
Balance at September 12, 1997
(inception)                                    -  $         -  $       -  $         -  $           -

Net Loss                                       -            -          -       (1,025)             -
                                    ------------  -----------  ---------  -----------  -------------

Balance at September 30, 1997                  -            -          -       (1,025)             -

November 4, 1997 Issuance of
Stock for Services and payment
 of Accounts Payable                   1,000,000        1,000          -            -              -

Net Loss                                       -            -          -          (25)             -
                                    ------------  -----------  ---------  -----------  -------------

Balance at September 30, 1998          1,000,000        1,000          -       (1,050)             -

Capital contributed by shareholder             -            -         75            -              -
Net Loss                                       -            -          -          (25)             -
                                    ------------  -----------  ---------  -----------  -------------

Balance at September 30, 1999          1,000,000        1,000         75       (1,075)             -

Capital contributed by shareholder             -            -      2,749            -              -
Net Loss                                       -            -          -            -
                                    ------------  -----------  ---------  -----------  -------------

Balance at September 30, 2000          1,000,000        1,000      2,824       (1,075)        (3,260)

Capital contributed by shareholder             -            -      2,248            -              -
Net Loss                                       -            -          -            -        (19,401)
                                    ------------  -----------  ---------  -----------  -------------

Balance at September 30, 2001          1,000,000  $     1,000  $   5,072  $    (1,075) $     (22,661)
                                    ============  ===========  =========  ===========  =============

             The accompanying notes are an integral part of these financial statements.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                    Cumulative
                                                                      Since
                                                                   October 20,
                                                                       1999
                                                                    Inception
                                            For the years ended        of
                                               September 30,      Development
                                           ---------------------
                                              2001       2000        Stage
                                           ---------- ---------- --------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                   $  (19,401)$   (3,260)$      (22,661)
Increase (Decrease) in Accounts Payable        17,153        511         17,664
                                           ---------- ---------- --------------
  Net Cash Used in operating activities        (2,248)    (2,749)        (4,997)
                                           ---------- ---------- --------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by
  investing activities                              -          -              -
                                           ---------- ---------- --------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Capital contributed by shareholder              2,248      2,749          4,997
                                           ---------- ---------- --------------
Net Cash Provided by
  Financing Activities                          2,248      2,749          4,997
                                           ---------- ---------- --------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                         -          -              -
Cash and Cash Equivalents
  at Beginning of Period                            -          -              -
                                           ---------- ---------- --------------
Cash and Cash Equivalents
  at End of Period                         $        - $        - $            -
                                           ========== ========== ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                 $        - $        - $            -
  Franchise and income taxes               $       50 $       25 $           75

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES: None

             The accompanying notes are an integral part of these financial statements.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for Unimann, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

        The Company was incorporated under the laws of the State of Wyoming on September 12, 1997. The Company ceased all operating activities during the period from September 12, 1997 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

        The Company has no products or services as of September 30, 2001. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

        The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Loss per Share

        The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                                                  Per-Share
                                                  Income           Shares           Amount
                                                  ------           ------           ------
                                                (Numerator)     (Denominator)

                                                   For the year ended September 30, 2001
Basic Loss per Share
Loss to common shareholders                   $       (19,401)       1,000,000  $       (0.02)
                                              ===============  ===============  ==============


                                                   For the year ended September 30, 2000
Basic Loss per Share
Loss to common shareholders                   $        (3,260)       1,000,000  $            -
                                              ===============  ===============  ==============

        The  effect  of   outstanding   common   stock   equivalents   would  be
anti-dilutive for September 30, 2001 and 2000 and are thus not considered.


NOTE 2 - INCOME TAXES

        As of September 30, 2001, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $23,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

                                  UNIMANN, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY

        The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

        As of September 30, 2001 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 5 - STOCK SPLIT

        On October 20, 1999 the Board of Directors authorized 1,000 to 1 stock split, changed the authorized number of shares to 100,000,000 shares and the par value to $.001 for the Company's common stock. As a result of the split, 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 and 1998 have been restated to reflect the stock split.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Sino Pharmaceuticals Corporation


        We have  audited the  accompanying  consolidated  balance  sheet of Sino
Pharmaceuticals Corporation as of May 25, 2001, and the related consolidated statements of operations and cash flows for the period ended May 25, 2001, and the statement of stockholders' equity for the period from May 25, 2001 (inception) to May 25, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sino
Pharmaceuticals Corporation as of May 25, 2001, and the results of its operations and its cash flows for the period ended May 25, 2001 in conformity with generally accepted accounting principles.

                                                   Respectfully submitted



                                                   /S/ ROBISON, HILL & CO.
                                                   Certified Public Accountants

Salt Lake City, Utah
July 3, 2001

                        SINO PHARMACEUTICALS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                  (Unaudited)
                                                 September 30,       May 25,
                                                      2001            2001
                                                 --------------  ---------------

Assets:

   Investment in Haier Pharmaceuticals Co., Ltd. $    8,989,809  $             -
                                                 ==============  ===============

Liabilities - Notes Payable                      $    9,000,000  $             -
                                                 --------------  ---------------

Stockholders' Equity:
  Common Stock, Par value $.001
    Authorized 100,000,000 shares,
    -0- Shares Issued at May 25, 2001                     1,000            1,000
  Paid-In Capital                                        60,444            9,000
  Retained Deficit                                      (71,635)         (10,000)
                                                 --------------  ---------------

     Total Stockholders' Equity                         (10,191)               -
                                                 --------------  ---------------

     Total Liabilities and
       Stockholders' Equity                      $    8,989,809  $             -
                                                 ==============  ===============
















          The accompanying notes are an integral part of these financial statements.

                        SINO PHARMACEUTICALS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                              (Unaudited)
                                                For the         For the
                                              period ended    period ended
                                             September 30,      May 25,
                                                  2001            2001
                                             --------------  --------------
Revenues                                     $    1,842,068  $            -
Cost of revenues                                    366,748               -
                                             --------------  --------------

   Gross margin                                   1,475,320               -

Expenses:
   Sales and marketing                            1,092,418               -
   General and administrative                       389,991          10,000
   Interest, net                                     64,546               -
                                             --------------  --------------

     Net Loss                                $      (71,635) $      (10,000)
                                             ==============  ==============

Basic & Diluted loss per share               $       (0.07)  $       (0.01)
                                             ==============  ==============

















          The accompanying notes are an integral part of these financial statements.

                        SINO PHARMACEUTICALS CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM MAY 25, 2001 (INCEPTION) TO SEPTEMBER 30, 2001
                                   (UNAUDITED)




                                             Common Stock        Paid-In     Retained
                                          Shares     Par Value   Capital      Deficit
                                       ------------ ---------------------- -------------
Balance at May 25, 2001 (inception)       1,000,000 $     1,000$     9,000 $           -

Capital contributed by shareholder                                  51,444

Net Loss                                          -           -          -       (71,635)
                                       ------------ ---------------------- -------------

Balance at September 30, 2001
(unaudited)                               1,000,000      $1,000$    60,444 $     (71,635)
                                       ============ ====================== =============






















             The accompanying notes are an integral part of these financial statements.

                        SINO PHARMACEUTICALS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       (Unaudited)
                                                         For the         For the
                                                          period          period
                                                          ended           ended
                                                      September 30,      May 25,
                                                           2001            2001
                                                      --------------  --------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                              $      (71,635) $      (10,000)
Loss from investment in joint venture                         10,191               -
                                                      --------------  --------------
  Net Cash Used in operating activities                      (61,444)        (10,000)
                                                      --------------  --------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Investment in Haier Pharmaceuticals., Ltd.                (9,000,000)              -
                                                      --------------  --------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Issuance of notes payable                                  9,000,000               -
Issuance of Common Stock                                      10,000          10,000
Capital contributed by shareholder                            51,444               -
                                                      --------------  --------------
Net Cash Provided by
  Financing Activities                                     9,061,444          10,000
                                                      --------------  --------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                        -               -
Cash and Cash Equivalents
  at Beginning of Period                                           -               -
                                                      --------------  --------------
Cash and Cash Equivalents
  at End of Period                                    $            -  $            -
                                                      ==============  ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                            $            -  $            -
  Franchise and income taxes                          $            -  $            -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None

             The accompanying notes are an integral part of these financial statements.

                         SINO PHARMACEUTICAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE PERIODS ENDED MAY 25, 2001 AND SEPTEMBER 30, 2001


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for Sino Pharmaceuticals Corporation is presented to assist in understanding the Company's financial statements. Haier Pharmaceutical Co., Ltd. ("Haier")(a subsidiary of the Company) is required to maintain its statutory accounts in accordance with the Accounting Regulation of the People's Republic of China ("PRC") for Enterprises with Foreign Investment. Such regulations differ in certain respects from Generally Accepted Accounting Principles ("GAAP"). Consequently, certain adjustments were made to the statutory accounts of Haier to conform to GAAP. The financial statements of the Company were prepared in conformity with GAAP as if those standards had been consistently applied throughout the year.

Interim Reporting

        The unaudited financial statements as of September 30, 2001 and for the period May 25, 2001 (inception) to September 30, 2001 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the period ending September 30, 2001. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

        The Company was incorporated under the laws of the State of Nevada on May 25, 2001.

        The Company's principal executive office is in Richmond, B.C. Canada with offices in Quindao, China and Kirkland, USA.

Nature of Business

         The principal activities of the Company are the production and sale of medicine.

Consolidation

        The accompanying consolidated financial statements include the accounts of Sino Pharmaceuticals Corporation. and its 50% or more owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Joint venture operations are accounted for under the equity method of accounting.

         On May 30, 2001 the Company acquired a 70% interest in Haier Pharmaceutical Co., Ltd. Haier is a sino-foreign equity joint venture enterprise registered in the PRC. Haier was established

                        SINO PHARMACEUTICALS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE PERIODS ENDED MAY 25, 2001 AND SEPTEMBER 30, 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

on October 14, 1994, upon the issue of its business license, with an operating period of fifteen years. The operating period, which will expire on November 23, 2009, can be extended upon mutual agreement of the joint venture partners.

Translation of Foreign Currency

        All balance sheet accounts of foreign operations are translated into U.S. dollars at the year- end rate of exchange and statement of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of the stockholders' equity. Certain foreign activities are considered to be an extension of the U.S. operations, and the gain or loss resulting from re-measuring these transactions into U.S. dollars is included in income. Gains or losses from other foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the statements of operations.

        Haier maintains its books and accounting records in RMB. Transactions in other currencies are converted into RMB at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in other currencies at the balance sheet date are converted into RMB at the exchange rates prevailing at that date. Exchange differences other than those capitalized are included in the statement of operations.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        SINO PHARMACEUTICALS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE PERIODS ENDED MAY 25, 2001 AND SEPTEMBER 30, 2001
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Loss per Share

        The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                                                  Per-Share
                                                  Income           Shares           Amount
                                                  ------           ------           ------
                                                (Numerator)     (Denominator)
                                                                 (Unaudited)
                                                  For the period ended September 30, 2001
                                                  ---------------------------------------
Basic Loss per Share
Loss to common shareholders                   $       (71,635)       1,000,000  $       (0.07)
                                              ===============  ===============  ==============

        The  effect  of   outstanding   common   stock   equivalents   would  be
anti-dilutive for September 30, 2001 and are thus not considered.

Concentration of Credit Risk

        The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Revenue Recognition

        Revenue is generated on the sale of medicines and is recognized when significant risks and rewards of ownership of goods have been transferred.

Warranty

        The Company offers a 1-2 year warranty on its products and accrues the estimated warranty costs when sales are recorded.

NOTE 2 - COMMITMENTS

        As of September 30, 2001 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

                        SINO PHARMACEUTICALS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE PERIODS ENDED MAY 25, 2001 AND SEPTEMBER 30, 2001
                                   (Continued)

NOTE 3 - INCOME TAXES

        As of September 30, 2001, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $61,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

        The Company's foreign operations are subject to value added tax ("VAT"), which is charged on the selling price at a general rate of 17%. An input credit is available whereby input VAT previously paid on purchases of semi-finished products or raw materials can bve used to offset the output VAT on sales to determine the net VAT payable.

NOTE 4 - ACQUISITION

        On May 30, 2001, the Company entered into a Share Ownership Purchase and Transfer Agreement with Haier Pharmaceutical Co. Ltd. ("Haier") whereby the Company acquired 70% of the share ownership of Haier by issuing promissory notes in the amount of $9,000,000. The $9,000,000 is due and payable on May 31, 2002.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On May 30, 2001, Sino Pharmaceuticals Corporation ("SPC") and Qingdao Haier Pharmaceutical Co., Ltd. ("Haier") executed the Share Ownership Purchase and Transfer Agreement that provides for the Purchase by SPC of 70% of the share ownership of Haier. See "The Purchase." The following unaudited pro forma condensed combined financial statements are based on the September 30, 2001 historical financial statements of SPC and the September 30, 2001 and December 31, 2000 historical financial statements of Haier contained elsewhere herein, giving effect to the transaction under the purchase method of accounting, with SPC treated as the acquiring entity for financial reporting purposes.

         During October 2001 Sino Pharmaceuticals Corporation and Unimann, Inc. (a development stage company) ("Unimann") executed the Stock Purchase Agreement that provides for the Acquisition of SPC by Unimann. See "The Plan of Acquisition". The following unaudited pro forma condensed combined financial statements are based on the September 30, 2001 and 2000 historical financial statements of SPC and Unimann contained elsewhere herein, giving effect to the transaction under the purchase method of accounting, with SPC treated as the acquiring entity for financial reporting purposes.

         The unaudited pro forma condensed combined balance sheet presenting the financial position of the Surviving Corporation assumes the purchase occurred as of September 30, 2001 and 2000. The unaudited pro forma condensed combined statement of operations presents the results of operations of the Surviving Corporation, assuming the acquisition was completed on January 1, 2001 and 2000.

        The unaudited pro forma condensed combined financial statements have been prepared by management of SPC, Haier, and Unimann based on the financial statements included elsewhere herein. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information of SPC, Haier, and Unimann (including the notes thereto) included in this Form. See "FINANCIAL STATEMENTS."

                          UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                   AS OF SEPTEMBER 30, 2001

                                                       Haier             Sino                                          Pro Forma
                                                   Pharmaceutical   Pharmaceutical      Unimann        Pro Forma        Combined
                                                      Company           Corp.            Inc.         Adjustments       Balance
                                                  ---------------- ---------------- ---------------  --------------  --------------
ASSETS
Current Assets                                    $      7,163,531 $              -  $            -   $  (7,163,531)A$            -
Fixed Assets (net)                                       4,411,412                -               -      (4,411,412)A             -
Investment in Joint Venture                                      -                -               -       9,000,000 B     9,000,000
Intangible and Other Assets (net)                        2,151,718                -               -      (2,151,718)A             -
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Total Assets                                 $     13,726,661 $                $   -            $ - (4,726,661) $    9,000,000
                                                  ================ ================ ===============  ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                               $      7,175,377 $                $   -    17,664      (7,175,377)A$       17,664
Short-term Notes Payable                                         -                -               -       9,000,000 C     9,000,000
                                                  ---------------- ---------------- ---------------  --------------  --------------
    Total Liabilities                                    7,175,377                -          17,664       9,000,000       9,017,664
                                                  ---------------- ---------------- ---------------  --------------  --------------

Stockholders' Equity:
  Common Stock                                                   -            1,000           1,000            (750)D
                                                                                                              8,750 E        10,000
  Additional Paid in Capital                             7,560,000           60,444           5,072      (7,560,000)A
                                                                                                             (8,000)E        57,516
  Capital Translation Adjustment                            19,584                -               -         (19,584)A             -
  Accumulated Deficit                                   (1,028,300)         (61,444)         (1,075)      1,028,300 A       (62,519)
  Deficit Accumulated During the
     Development Stage                                           -                -         (22,661)              -         (22,661)
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Total Stockholders' Equity (Deficit)                6,551,284                -         (17,664)     (6,551,284)        (17,664)
                                                  ---------------- ---------------- ---------------  --------------  --------------

     Total Liabilities and Stockholders' Equity   $     13,726,661 $                $   -            $ -  2,448,716  $    9,000,000
                                                  ================ ================ ===============  ==============  ==============

    See accompanying notes to unaudited pro forma condensed combined financial statements.

                         UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                       Haier             Sino                                          Pro Forma
                                                   Pharmaceutical   Pharmaceutical      Unimann        Pro Forma        Combined
                                                      Company           Corp.            Inc.         Adjustments       Balance
                                                  ---------------- ---------------- ---------------  --------------  --------------
Revenues:
Sales                                             $      5,920,931 $              -  $            -      (1,776,279)A$    4,144,652
Cost of Sales                                            1,178,833                -               -        (353,650)A       825,183
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Gross Margin                                        4,742,098                -               -      (1,422,629)      3,319,469

Operating Expenses:
Sales and Marketing                                      3,511,344                -               -      (1,053,403)A     2,457,941
General & Administrative                                 1,138,050           61,444          19,401        (341,415)A       877,480
Other Expenses                                             207,470                -               -         (62,241)A       145,229
                                                  ---------------- ---------------- ---------------  --------------  --------------

     Net Income (Loss) from Operations            $       (114,766)$        (61,444)$       (19,401) $       34,430  $     (161,181)
                                                  ================ ================ ===============  ==============  ==============


Weighted average shares outstanding                                       1,000,000       1,000,000       8,000,000      10,000,000

Loss per share                                                      $         (0.07) $        (0.02)                  $       (0.02)
                                                                    ================ ===============                  ==============






           See accompanying notes to unaudited pro forma condensed combined financial statements.

                             UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 FOR THE YEAR ENDED DECEMBER 31, 2000

                                                       Haier             Sino                                          Pro Forma
                                                   Pharmaceutical   Pharmaceutical      Unimann        Pro Forma        Combined
                                                      Company           Corp.            Inc.         Adjustments       Balance
                                                  ---------------- ---------------- ---------------  --------------  --------------
Revenues:
Sales                                             $      7,614,914 $              -  $            -   $  (2,284,474)A$    5,330,440
Cost of Sales                                            1,767,989                -               -        (530,397)A     1,237,592
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Gross Profit                                        5,846,925                -               -      (1,754,077)      4,092,848

Operating Expenses:
General & Administrative                                 5,755,576            1,000           3,260      (1,726,673)A     4,033,163
Other Expenses                                              87,977                -               -         (26,393)A        61,584
                                                  ---------------- ---------------- ---------------  --------------  --------------

     Net Income (Loss) from Operations                       3,372           (1,000)         (3,260)         (1,011)         (1,899)

Other Income (Expense):
Interest Expense                                          (324,660)               -               -          97,398 A      (227,262)
Other, net                                                 261,381                -               -         (78,414)A       182,967
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Net Income (Loss) before Taxes                        (59,907)          (1,000)         (3,260)         17,973         (46,194)

Provision for Income Tax                                   (49,740)               -               -          14,922 A       (34,818)
                                                  ---------------- ---------------- ---------------  --------------  --------------
     Net Income (Loss)                            $       (109,647)$         (1,000)$        (3,260) $       32,895  $      (81,012)
                                                  ================ ================ ===============  ==============  ==============

Weighted average shares outstanding                                       1,000,000       1,000,000       8,000,000      10,000,000

Loss per share                                                      $             -  $            -                  $       (0.01)
                                                                   ================ ===============                  ==============



           See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

(1)     General

In the May 30, 2001 Share Ownership Purchase and Transfer Agreement, Haier transfered to SPC 70% of the share ownership in exchange for a promissory note of $9,000,000. This promissory note is due for payment on May 31, 2002. The purchase has been recorded as an investment in a joint venture using the equity method of accounting.

In the proposed transaction Unimann will acquire all of the issued and outstanding capital stock of SPC resulting in SPC becoming a wholly-owned subsidiary of Unimann. Concurrently with the acquisition the name of the Company will be changed to Sino Pharmaceuticals Corporation. On the effective date of the Acquisition, which is expected to be in December of 2001 each shareholder of SPC will receive 9.75 shares of newly issued common stock of Unimann for each share of SPC's common stock they own. Unimann will issue an aggregate of 9,750,000 shares of its common stock to the SPC shareholders as part of the Acquisition.

(2)     Fiscal Year

Unimann has a fiscal year end of September while SPC operates on a calendar year end. The proforma financials of Unimann have been adjusted to reflect a calendar year.

(3)     Pro Forma Adjustments

        The adjustments to the accompanying unaudited pro forma condensed combined balance sheets are described below:

        (A) Remove assets and liabilities of Haier joint venture.

        (B) Record investment in Haier using equity method of accounting for the joint venture.

        (C) Record promissory notes from SPC for purchase of 70% of Haier.

        (D) Record pre merger 1 for 4 reverse split.

        (E) Record issuance of 9,750,000 shares for acquisition of SPC and elimination of intercompany investment.


        The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

        (A) Reduce income and expenses by 30% (minority interest).